Exhibit 99.1

Timber Pharmaceuticals Provides Business Update and Announces First Quarter 2021 Financial Results

BASKING RIDGE, NJ, May 11, 2021 -- Timber Pharmaceuticals, Inc. ("Timber" or the “Company”) (NYSE American: TMBR), a biopharmaceutical company focused on the development and commercialization of treatments for rare and orphan dermatologic diseases, today provided a business update and announced financial results for the first quarter ended March 31, 2021.

John Koconis, Chairman and Chief Executive Officer of Timber, commented, “In the first quarter Timber continued to advance on all of its programs.

•	In January, we announced that the Phase 2b CONTROL Study of Congenital Ichthyosis for our lead asset, TMB-001, had reached 50% enrollment. The Company anticipates topline data readout in the third quarter of 2021 for the TMB-001 study. The Phase 2b clinical trial evaluating TMB-002 (topical rapamycin) for the treatment of facial angiofibromas (FAs) in tuberous sclerosis complex (TSC) has made significant progress towards its clinical milestones as well.
•	In March, our development partner on TMB-002, AFT Pharmaceuticals, entered into a licensing agreement for TMB-002 (trade name Pascomer®) in Europe with a third party. Under Timber’s agreement with AFT, Timber is entitled to a significant share of the royalties and milestones from the third party agreement and we believe that this provides further validation of our program.
•	Also in January, we received confirmation that the U.S. Food and Drug Administration (“FDA”) had granted orphan drug designation for TMB-003, Timber’s locally delivered formulation of sitaxsentan, for the treatment of systemic sclerosis.
•	All three of our programs now have orphan status and we expect continued progress on the clinical front, which is now being led by the Company’s new Chief Medical Officer, Alan Mendelsohn, M.D. who joined our team in January 2021.
•	Timber ended the first quarter with $8.5 million cash and common shares outstanding of 36.7 million at March 31, 2021.

We look forward to holding our first shareholder meeting as a public company on June 3rd, 2021 for shareholders of record as of April 12, 2021,” concluded Mr. Koconis.

For Timber’s complete financial results for the period ended March 31, 2021, see the Company’s quarterly Form 10-Q filed with the Securities and Exchange Commission on May 11, 2021.

About Timber Pharmaceuticals, Inc.

Timber Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of treatments for rare and orphan dermatologic diseases. The Company's investigational therapies have proven mechanisms-of-action backed by decades of clinical experience and well-established CMC (chemistry, manufacturing and control) and safety profiles. The Company is initially focused on developing non-systemic treatments for rare dermatologic diseases including congenital ichthyosis (CI), facial angiofibromas (FAs) in tuberous sclerosis complex (TSC), and scleroderma. For more information, visit www.timberpharma.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended, including those relating to the Company's product development, clinical and regulatory timelines, market opportunity, competitive position, intellectual property rights, possible or assumed future results of operations, business strategies, potential growth opportunities and other statements that are predictive in nature. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management's current beliefs and assumptions.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, "expect," "anticipate," "intend," "plan," "believe," "estimate," "potential, "predict," "project," "should," "would" and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include those set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2020 as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

For more information, contact:

Timber Pharmaceuticals, Inc.
John Koconis
Chairman and Chief Executive Officer
jkoconis@timberpharma.com

Investor Relations:
Stephanie Prince
PCG Advisory
(646) 863-6341
sprince@pcgadvisory.com

Media Relations:
Adam Daley

Berry & Company Public Relations

(212) 253-8881

adaley@berrypr.com

Jenna Urban

Berry & Company Public Relations

(212) 253-8881

jurban@berrypr.com

Timber Pharmaceuticals, Inc. & Subsidiaries

Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2021	2020
ASSETS	(unaudited)
Current assets
Cash	$8,500,053	$10,348,693
Other current assets	291,929	377,290
Total current assets	8,791,982	10,725,983
Deposits	127,534	114,534
Right of use asset	854,184	787,432
Total assets	$9,773,700	$11,627,949

LIABILITIES AND MEMBERS' AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$523,793	$395,049
Accrued expenses	532,373	768,661
Lease liability, current portion	278,059	217,651
Total current liabilities	1,334,225	1,381,361
Notes payable	37,772	37,772
Lease liability	588,087	579,455
Deferred tax liability	37,842	37,842
Other liabilities	73,683	73,683
Total liabilities	2,071,609	2,110,113

Commitments and contingencies (Note 8)

Redeemable Series A convertible preferred stock, par value $0.001; 2,500 shares authorized; 1,819 shares issued and outstanding as of March 31, 2021 and December 31, 2020	1,945,692	1,909,805

Stockholders' equity
Common stock, par value $0.001; 450,000,000 shares authorized; 36,659,685 shares issued and outstanding as of March 31, 2021, and 27,132,420 shares issued and outstanding as of December 31, 2020	36,660	27,132
Additional paid-in capital	25,839,395	25,826,295
Accumulated deficit	(20,119,656)	(18,245,396)
Total stockholders' equity	5,756,399	7,608,031
Total liabilities, redeemable convertible preferred stock, and stockholders' equity	$9,773,700	$11,627,949

Timber Pharmaceuticals, Inc. & Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended March 31,
	2021	2020
Grant revenues	$40,734	$26,907

Operating costs and expenses
Research and development	849,518	1,018,231
Transaction costs	-	1,189,842
Selling, general and administrative	1,065,389	456,794
Total operating expenses	1,914,907	2,664,867
Loss from operations	(1,874,173)	(2,637,960)

Other income (expense)
Interest expense	-	(1,102,606)
Interest income	-	456,775
Change in fair value of investment in BioPharmX	-	83,560
Change in fair value of warrant liability	-	(321,051)
(Loss) gain on foreign currency exchange	(87)	2,682
Total other expense	(87)	(880,640)
Net loss	(1,874,260)	(3,518,600)
Accrued dividend on preferred stock units	-	(34,481)
Cumulative dividends on Series A preferred stock	(35,887)	-
Net loss attributable to common stockholders	$(1,910,147)	$(3,553,081)
Basic and diluted net loss per share attributable to common stockholders	$(0.05)	$(0.56)
Basic and diluted weighted average number of shares outstanding	35,079,143	6,295,724